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                                                                     EXHIBIT 5.1


Northwestern Steel and Wire Company
May 21, 1999
Page 1


                                  May 21, 1999



Northwestern Steel and Wire Company
121 Wallace Street
Sterling, Illinois 61081


         Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

         We have acted as counsel for Northwestern Steel and Wire Company, an Illinois corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to 2,100,000 shares of the Company's common stock, $.01 par value (the "Common Stock"), to be issued in connection with the 1998 Employee Incentive Compensation Plan and the 1998 Non-Employee Directors' Stock Option Plan (the "Plans"). Capitalized terms used but not defined herein shall have the meanings as set forth in the Registration Statement or the Plans.

         In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers, and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents, and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement (b) the Amended and Restated Articles of Incorporation of the Company, (c) the Amended and Restated By-laws of the Company, (d) the minutes of meetings of the Board of Directors of the Company and (e) the Plans.

         In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.



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Northwestern Steel and Wire Company
May 21, 1999
Page 2

         Based upon and subject to the foregoing, it is our opinion that the Common Stock to be issued pursuant to the Plans has been duly authorized and, when issued by the Company in the manner provided in the Plans upon payment of the exercise price therefor, will be legally issued, fully paid and nonassessable shares of Common Stock.

         This opinion is limited to the laws of the State of Illinois and is given as of the date hereof. We do not express any opinion herein concerning any other law, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                  Very truly yours,

                                  /s/ Katten Muchin & Zavis


                                  KATTEN MUCHIN & ZAVIS